Exhibit 99.1

Contact:	Matthew Skelly VP – Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (877) 280-2857 (215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•	Distributable Cash Flow for fourth quarter 2011 of $36.0 million, an increase of 62% year-over-year

•	Previously announced distribution of $0.55 per common limited partner unit, 49% higher year-over-year

•	Adjusted EBITDA for fourth quarter 2011 was $49.2 million, a 15% increase year-over-year

•	Fourth quarter 2011 processed gas volume was 601 MMCFD, a 23% increase year-over-year

•	Risk management program expanded to increase margin protection through 2013

•	Current $600 million organic growth expansion program is ahead of schedule

•	Forecasted 2012 Adjusted EBITDA between $200 - 225 million with further increases in 2013

Philadelphia, PA, February 21, 2012 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), of $49.2 million for the fourth quarter of 2011 as volumes and natural gas liquids (“NGL”) prices increased across all systems versus the same period last year. Processed natural gas volumes totaled 601 million cubic feet per day, a 23% increase over the fourth quarter of 2010, and the weighted average NGL price was $1.17 per gallon for the quarter, an 8% increase year-over-year. For the fourth quarter of 2011, Distributable Cash Flow was $36.0 million, or $0.67 per average common limited partner unit. Net loss was $5.3 million for the fourth quarter of 2011 compared with net loss of $10.6 million for the prior year fourth quarter.

For the full year 2011, Adjusted EBITDA was $181.0 million, compared to full year 2010 Adjusted EBITDA of $175.0 million, excluding $34.8 million of Adjusted EBITDA related to the Elk City system, which was sold in September 2010. Net income was $295.4 million for the full year 2011, compared to net income of $280.4 million for the prior year. For the full year 2011, Distributable Cash Flow was $129.9 million, an increase of approximately 50% over the full year 2010 Distributable Cash Flow of $86.9 million. Distributable Cash Flow per average common limited partner unit for the full year 2011 was $2.43.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures within the tables at the end of this news release. The Partnership believes these measures provide a more accurate comparison of the operating results for the periods presented.

On January 26, 2012, the Partnership declared a distribution for the fourth quarter of 2011 of $0.55 per common limited partner unit to holders of record on February 7, 2012 and was paid on February 14, 2012. This distribution represents Distributable Cash Flow coverage per limited partner unit of approximately 1.14x for the fourth quarter of 2011.

“We are pleased to end the 2011 year with a solid quarter of results. During the fourth quarter we successfully transacted on a non-dilutive high-yield bond offering to secure adequate liquidity and funding to execute on our numerous organic growth projects. Additionally during the quarter, we announced a second expansion at our WestTX facility, increasing our backlog of organic projects to $600 million from the previously announced $400 million. We are making good progress on our current expansion plans, which are coming in ahead of schedule. Similar to the third quarter, our processing plants are at or near full capacity as we continue to see robust activity by our producer customers. Our goal over the first half of 2012 will be to execute on installing the two previously announced, new plants in Oklahoma as our producer customers continue to develop the valuable areas in which we operate. We expect the Partnership will start to benefit from these expansions in the second half of 2012 when those facilities come online and anticipate that benefit to significantly increase in 2013,” stated Eugene N. Dubay, Chief Executive Officer of the Partnership.

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2012 Forecasted Guidance

The Partnership is forecasting Adjusted EBITDA for 2012 between $200 million and $225 million based on an average natural gas price of $2.92 per MMbtu, a weighted average NGL price of $1.06 per gallon and an average crude price of $102.84 per barrel, and would be approximately $240 million utilizing the average commodity prices realized in 2011. The resulting forecasted Distributable Cash Flow for 2012 would range from $130 million to $165 million based on similar assumptions. The Partnership is currently expecting growth capital expenditures for the year to total approximately $300 million, based on previously announced expansion projects and well connections during the year.

Under similar commodity pricing scenarios as those used for 2012, there would be even greater upside in 2013 as the result of the organic expansions currently underway. The Partnership anticipates these expansions could significantly increase cash flows to the company, with total 2013 Adjusted EBITDA for the Partnership ranging between $250 million and $300 million, implying up to an approximately 66% increase in Adjusted EBITDA over 2011 results as the Partnership’s expanded facilities begin to add meaningful volumes and additional NGL take-away capacity becomes available. The Partnership’s management team will address the 2012-2013 outlook on the earnings conference call tomorrow morning.

These forecasted amounts are based on various assumptions, including, among others, the Partnership’s expected cost and timing for completion of its announced capital expenditure program, timing of incremental volumes on its gathering and processing systems, known contract structures, scheduled maintenance of facilities including those of third-parties that impact the Partnership’s operations, estimated interest rates, and budgeted operating and general administrative costs. Management does not forecast certain items, including GAAP revenues, depreciation, amortization, and non-cash changes in derivatives, and therefore is unable to provide forecasted Net Income, a comparable GAAP measure, for the periods presented. The reconciling items between these non-GAAP measures and Net Income are expected to be similar to those for the current periods presented and are not expected to be significant to the Partnership’s cash flows.

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Capitalization and Liquidity

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $308.1 million as of December 31, 2011. Total debt outstanding was $524.1 million at December 31, 2011, compared to $566.0 million at December 31, 2010, a decrease of $41.8 million. On November 21, 2011, the Partnership issued $150.0 million of 8.75% senior unsecured notes due on June 15, 2018, priced at a premium of $155.3 million, in a private placement transaction and used the proceeds to reduce the outstanding balance on its revolving credit facility. Based upon total debt outstanding at December 31, 2011, total leverage was 2.9x and debt to capital was 30%, inclusive of down-payments on the purchase of three new cryogenic processing facilities and the strategic investment of a 20% interest in the West Texas LPG Pipeline Limited Partnership (“WTLPG”). The Partnership has incurred approximately 50% of the $600 million planned capital expenditure program announced in 2011, including $85 million for the purchase of West Texas LPG, the WestTX re-commissioning of its 60 million cubic feet per day (“MMCFD”) Midkiff plant, the WestOK and Velma expansions, and down payment on the WestTX Driver Plant construction.

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Risk Management

The Partnership continued enhancement of its risk management portfolio, adding further protection for 2012 and 2013. As of February 20, 2012, the Partnership has natural gas, natural gas liquids and condensate protection in place for the 2012 for approximately 76% of associated margin value (exclusive of ethane), as well as coverage for 2013 on approximately 65% of associated margin value (exclusive of ethane). Counterparties to the Partnership’s risk management activities consist of investment grade commercial banks that are lenders under the Partnership’s credit facility, or affiliates of such banks. A table summarizing our risk management portfolio is included in this release.

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Operating Results

Gross margin from operations was $69.6 million for the fourth quarter 2011 and $264.9 million for the full year 2011, compared to $60.5 million and $210.6 million for the prior year periods, respectively. Gross margin includes natural gas and liquids sales and transportation, processing and other fees, less purchased product costs and non-cash gains (or losses) included in these items. The increase in gross margin was primarily due to increased NGL prices and volumes. Volumes on the Velma system increased due to production associated with activity in the Woodford Shale in southern Oklahoma. The increase in volumes on the Partnership’s WestOK system is related to increased producer activity in Oklahoma and Kansas, particularly in the Mississippian formations. Volume increases on the WestTX system are a result of additional development for oil drilling in the Permian Basin.

WestTX System

The WestTX system’s average natural gas processed volume was 220.5 MMCFD and 196.4 MMCFD for the fourth quarter and full year 2011, respectively, compared with 169.4 MMCFD and 163.5 MMCFD for the prior year comparable periods. NGL production volumes were 32,165 barrels per day (“BPD”) and 29,052 BPD for the fourth quarter and full year 2011, respectively, an increase of 18.6% and 8.9% compared with the fourth quarter and full prior year. Increased volumes are primarily due to increased production in the Spraberry and Wolfberry Trends. The Partnership expects volumes on this system to continue to increase as producers continue to aggressively pursue their drilling plans over the coming years. As a result of this increased producer activity, the Partnership re-commissioned its 60 MMCFD Midkiff plant, which increased processing capacity on the WestTX system to 255 MMCFD, an increase of 31% in processing capacity. In addition, the Partnership has announced plans to construct a new 200 MMCFD cryogenic processing plant to facilitate increased Permian Basin production. The new plant, to be known as the Driver plant, will be constructed in two phases, with the first phase involving construction of the plant and associated compression to process 100 MMCFD, expected to be in service in the first quarter of 2013. The second phase, involving placement of additional compression and refrigeration equipment to increase the plant’s capacity to 200 MMCFD, is scheduled to be operational by the first quarter of 2015, as capacity is needed.

WestOK System

The WestOK system had average natural gas processed volume of 275.6 MMCFD and 254.4 MMCFD for the fourth quarter and full year 2011, respectively, a 19.4% and 18.5% increase from the prior year comparable periods. NGL production increased to 14,348 BPD and 13,635 BPD for the fourth quarter and full year 2011, respectively, a 1.0% and 10.0% increase from the prior year comparable periods. The WestOK system is currently operating in excess of capacity with certain volumes being off-loaded to third-parties for processing or by-passing the processing facilities. The Partnership expects volumes to continue to increase as producers in Oklahoma, along with others in Kansas, continue to add to the system via development in the oil rich Mississippian Limestone formation. The Partnership has purchased and is currently working to install a new 200 MMCFD cryogenic plant and an expansion of the gathering system in order to meet the drilling plans of its existing producers. This expansion, along with the recent installation of a 30 MMCFD refrigeration plant, would result in total processing capacity of 458 MMCFD, for an increase of 101%. The expansion is expected to be completed in mid-2012.

Velma System

The Velma system’s average natural gas processed volume was 105.1 MMCFD and 98.1 MMCFD for the fourth quarter and full year 2011, respectively, a 19.8% and 24.8% increase from the prior year comparable periods. The increase is primarily due to additional production gathered on the Madill to Velma pipeline system from continued producer activity in the liquids-rich portion of the Woodford Shale. Average NGL production increased to 12,084 BPD and 11,433 BPD for the fourth quarter and full year 2011, respectively, up approximately 13.9% and 24.0% compared to the prior year comparable periods, due to the increased processed volumes. In December 2011, the Partnership entered into a long-term fee-based agreement with XTO Energy, Inc. (“XTO”), a subsidiary of ExxonMobil, to provide gathering and processing services for up to an incremental 60 MMCFD. The Partnership has previously announced plans to expand the Velma system by adding a 60 MMCFD cryogenic plant, thereby increasing name-plate processing capacity to 160 MMCFD, an increase of 60%, which supports the additional volumes from XTO and other producers in the area who are looking to take advantage of the high NGL content gas in the Woodford shale. The expansion is expected to be operational in May 2012. The Partnership is also currently exploring options to further increase processing capacity on the Velma system as it determines the future demand needs from its producing customers.

West Texas LPG Pipeline

On May 11, 2011, the Partnership completed the acquisition of a 20% interest in WTLPG from Buckeye Partners, L.P. (NYSE: BPL) for $85.0 million. WTLPG owns a common-carrier pipeline system that transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. WTLPG is operated by Chevron Pipeline Company, an affiliate of Chevron Corp. (NYSE: CVX). The Partnership received $1.9 million and $2.7 million in distributions during the fourth quarter and full year 2011, respectively, from this investment, which is included in its Distributable Cash Flow.

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Corporate and Other

Net of deferred financing costs, interest expense decreased to $6.0 million and $27.1 million for the fourth quarter 2011 and full year 2011, respectively, down 49.3% and 66.8%, as compared with $11.7 million and $81.6 million for the fourth quarter 2010 and full year 2010, respectively. This decrease was primarily due to reduction in debt outstanding during the period from the proceeds of the Elk City and Laurel Mountain sales, offset by the current organic expansion program.

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Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s fourth quarter and full year 2011 results, as well as its projection for 2012 results, on Wednesday, February 22, 2012 at 10:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 1:00 pm ET on Wednesday, February 22, 2012. To access the replay, dial 1-888-286-8010 and enter conference code 20057273.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates seven active gas processing plants as well as approximately 9,000 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.75 million common limited partner units of APL. Additionally, ATLS owns an interest in over 8,500 producing natural gas and oil wells, representing over 185 Bcfe of net proved developed reserves. For more information, please visit Atlas Energy’s website at http://www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary(1)

(unaudited; in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010(2)
Revenue:
Natural gas and liquids sales	$330,220	$248,070	$1,268,195	$890,048
Transportation, processing and other fees(2)	12,263	11,149	43,799	41,093
Derivative loss, net(3)	(29,404)	(9,078)	(20,452)	(5,945)
Other income, net(3)	2,827	2,949	11,192	10,392

Total revenues	315,906	253,090	1,302,734	935,588

Costs and expenses:
Natural gas and liquids cost of sales	272,166	198,720	1,047,025	720,215
Plant operating	14,446	12,178	54,686	48,670
Transportation and compression	230	340	833	1,061
General and administrative(4)	8,769	9,807	33,083	30,537
General and administrative – non-cash unit-based compensation(4)	767	693	3,274	3,484
Other	457	—	1,040	—
Depreciation and amortization	19,936	19,250	77,435	74,897
Interest(5)	7,078	13,188	31,603	87,273

Total costs and expenses	323,849	254,176	1,248,979	966,137

Equity income in joint ventures	2,091	783	5,025	4,920
Gain (loss) on asset sale	598	(10,729)	256,272	(10,729)
Loss on early extinguishment of debt(5)	—	—	(19,574)	(4,359)

Income (loss) from continuing operations	(5,254)	(11,032)	295,478	(40,717)

Discontinued operations:
Gain (loss) on sale of discontinued operations	—	610	(81)	312,102
Earnings (loss) from discontinued operations	—	(139)	—	9,053

Income (loss) from discontinued operations	—	471	(81)	321,155

Net income (loss)	(5,254)	(10,561)	295,397	280,438
Income attributable to non-controlling interests	(1,708)	(1,400)	(6,200)	(4,738)
Preferred unit dividends	—	(540)	(389)	(780)

Net income (loss) attributable to common limited partners and the General Partner	$(6,962)	$(12,501)	$288,808	$274,920

(1)	Based on the GAAP statements of operations to be included in Form 10-K, with additional detail of certain items included.
(2)	Includes affiliate revenues related to transportation and processing provided to Atlas Energy, L.P.
(3)	Adjusted to separately present derivative gain (loss) within derivative loss, net instead of combining these amounts in other income, net.
(4)	Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in the GAAP statements of operations to be included in Form 10-K. General and administrative also includes any compensation reimbursement to affiliates.
(5)	Adjusted to reflect the reclassification of accelerated amortization of deferred financing costs from interest expense to loss on early extinguishment of debt.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(unaudited; in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.15)	$(0.24)	$5.22	$(0.85)
Discontinued operations	—	0.01	—	5.92

	$(0.15)	$(0.23)	$5.22	$5.07

Weighted average common limited partner units (basic)	53,617	53,317	53,525	53,166

Diluted:
Continuing operations	$(0.15)	$(0.24)	$5.22	$(0.85)
Discontinued operations	—	0.01	—	5.92

	$(0.15)	$(0.23)	$5.22	$5.07

Weighted average common limited partner units (diluted)	53,617	53,317	53,944	53,166

Summary Cash Flow Data:
Net cash provided by (used in):
Operating activities	$22,209	$5,142	$102,867	$106,427
Investing activities	(98,231)	(35,135)	67,763	594,753
Financing activities	76,023	29,991	(170,626)	(702,037)

Capital Expenditure Data:
Maintenance capital expenditures	$4,796	$4,443	$18,247	$10,921
Expansion capital expenditures	92,486	10,115	227,179	35,715
Investments in joint ventures	—	19,600	97,250	26,514

Total	$97,282	$34,158	$342,676	$73,150

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$168	$164
Other current assets	132,698	114,877

Total current assets	132,866	115,041
Property, plant and equipment, net	1,567,828	1,341,002
Intangible assets, net	103,276	126,379
Investment in joint ventures	86,879	153,358
Other assets, net	39,963	29,068

	$1,930,812	$1,764,848

LIABILITIES AND EQUITY

Current liabilities	$172,406	$151,606
Long-term debt, less current portion	522,055	565,764
Other long-term liability	123	5,831
Commitments and contingencies
Total partners’ capital	1,264,629	1,074,184
Non-controlling interest	(28,401)	(32,537)

Total equity	1,236,228	1,041,647

	$1,930,812	$1,764,848

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(unaudited; in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010(1)
Reconciliation of net income (loss) to other non-GAAP measures(2):
Net income (loss)	$(5,254)	$(10,561)	$295,397	$280,438
Income attributable to non-controlling interests	(1,708)	(1,400)	(6,200)	(4,738)
Depreciation and amortization	19,936	19,250	77,435	74,897
Interest expense(1) (3)	7,078	13,188	31,603	87,877
Depreciation, amortization and interest of discontinued operations	—	—	—	12,069

EBITDA	20,052	20,477	398,235	450,543
Adjustment for cash flow from investment in joint ventures	(191)	2,007	(577)	6,146
Non-cash (gain) loss on derivatives	27,015	5,996	4,538	(10,166)
Early termination cash derivative expense(4)	—	—	—	22,401
Premium expense on derivative instruments	2,905	3,592	12,219	21,123
(Gain) loss on asset sales and other	(598)	10,119	(256,191)	(301,373)
Loss on early extinguishment of debt	—	—	19,574	4,359
Other non-cash losses(5)	56	661	3,228	3,138
Discontinued operations adjustments(6)	—	—	—	13,628

Adjusted EBITDA	49,239	42,852	181,026	209,799
Interest expense(1)(3)	(7,078)	(13,188)	(31,603)	(87,877)
Amortization of deferred financing costs	1,126	1,457	4,480	6,186
Preferred unit dividends	—	(540)	(389)	(780)
Premium expense on derivative instruments	(2,905)	(3,592)	(12,219)	(21,123)
Laurel Mountain proceeds remaining(7)	—	—	5,850	—
Other	457	—	1,040	—
Maintenance capital expenditures	(4,796)	(4,443)	(18,247)	(10,921)
Discontinued operations adjustments(8)	—	(273)	—	(8,413)

Distributable Cash Flow	$36,043	$22,273	$129,938	$86,871

(1)	Adjusted to reflect the reclassification of accelerated amortization of deferred financing costs from interest expense to loss on early extinguishment of debt.
(2)	EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation utilized within the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA includes (i) EBITDA from the discontinued operations related to the sale of the Partnership’s Elk City/Sweetwater system; and (ii) other non-cash items specifically excluded under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(3)	For the year ended December 31, 2010, includes the cost of interest rate swaps previously recognized in interest expense prior to becoming ineffective in June 2009. They were subsequently recorded in other income (loss), net in the Partnership’s income statement.
(4)	During the year ended December 31, 2010, the Partnership made net payments of $33.7 million related to the early termination of derivative contracts, including $11.3 million related to Elk City derivatives included in discontinued operations adjustments. The Partnership’s credit facility definition of Consolidated EBITDA allows for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.
(5)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory and non-cash compensation.
(6)	Discontinued operation adjustments for Adjusted EBITDA include (i) early termination cash derivative expense; (ii) premium expense on derivative instruments; and (iii) non-cash (gain) loss on derivatives.
(7)	Net proceeds remaining from the sale of Laurel Mountain after the repayment of the amount outstanding on the Partnership’s revolving credit facility, redemption of its 8.125% Senior Notes due 2015 and purchase of certain 8.75% Senior Notes due 2018.
(8)	Discontinued operation adjustments for Distributable Cash Flow include (i) maintenance capital expenditures; (ii) interest expense and (iii) premiums expense on derivative instruments.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended December 31,			Years Ended December 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Pricing (unhedged):

Mid-Continent Weighted Average Prices:
NGL price per gallon – Conway hub	$1.01	$1.00	1.0%	$1.08	$0.92	17.4%
NGL price per gallon – Mt. Belvieu hub	1.35	1.11	21.6%	1.31	1.03	27.2%

Natural gas sales ($/MCF):
Velma	3.36	4.10	(18.0)%	3.86	4.14	(6.8)%
WestOK	3.43	4.07	(15.7)%	3.87	4.13	(6.3)%
WestTX	3.35	4.09	(18.1)%	3.84	4.10	(6.3)%
Weighted Average	3.40	4.08	(16.7)%	3.86	4.12	(6.3)%

NGL sales ($/Gallon):
Velma	1.08	1.01	6.9%	1.11	0.90	23.3%
WestOK	0.99	1.06	(6.6)%	1.10	0.94	17.0%
WestTX	1.35	1.14	18.4%	1.33	1.02	30.4%
Weighted Average	1.17	1.08	8.3%	1.20	0.97	23.7%

Condensate sales ($/Barrel):
Velma	94.21	88.29	6.7%	94.35	78.28	20.5%
WestOK	86.35	80.17	7.7%	86.63	72.67	19.2%
WestTX	93.27	83.59	11.6%	92.84	75.57	22.9%
Weighted Average	89.75	83.44	7.6%	90.65	75.08	20.7%

Volumes:

Velma system:
Gathered gas volume (MCFD)	108,475	94,389	14.9%	103,328	84,455	22.3%
Processed gas volume(4) (MCFD)	105,115	87,732	19.8%	98,126	78,606	24.8%
Residue gas volume (MCFD)	85,873	71,792	19.6%	80,330	64,138	25.2%
Processed NGL volume (BPD)	12,084	10,608	13.9%	11,433	9,218	24.0%
Condensate volume (BPD)	376	431	(12.8)%	423	416	1.7%

WestOK system:
Gathered gas volume (MCFD)	290,485	244,033	19.0%	268,329	228,684	17.3%
Processed gas volume(4) (MCFD)	275,567	230,717	19.4%	254,394	214,695	18.5%
Residue gas volume (MCFD)	250,933	207,758	20.8%	230,907	193,200	19.5%
Processed NGL volume (BPD)	14,348	14,204	1.0%	13,635	12,395	10.0%
Condensate volume (BPD)	1,063	735	44.6%	898	697	28.8%

WestTX system(2):
Gathered gas volume (MCFD)	235,582	184,418	27.7%	212,775	178,111	19.5%
Processed gas volume(4) (MCFD)	220,506	169,413	30.2%	196,412	163,475	20.1%
Residue gas volume (MCFD)	149,506	109,659	36.3%	133,857	105,982	26.3%
Processed NGL volume (BPD)	32,165	27,110	18.6%	29,052	26,678	8.9%
Condensate volume (BPD)	886	1,100	(19.5)%	1,500	1,289	16.4%

West Texas LPG Partnership(3)
Average NGL volumes (BPD)	236,614	231,695	2.1%	229,673	226,660	1.3%

Consolidated Volumes:
Gathered gas volume (MCFD)	642,093	531,500	20.8%	592,130	499,990	18.4%
Processed gas volume (MCFD)	601,188	487,862	23.2%	548,932	456,776	20.2%
Residue gas volume (MCFD)	486,312	389,209	24.9%	445,094	363,320	22.5%
Processed NGL volume (BPD)	58,597	51,922	12.9%	54,120	48,291	12.1%
Condensate volume (BPD)	2,325	2,266	2.6%	2,821	2,402	17.4%

(1)	“MCF” represents thousand cubic feet; “MCFD” represents thousand cubic feet per day; “BPD” represents barrels per day.
(2)	Operating data for the WestTX system represents 100% of its operating activity.
(3)	Volume data for the West Texas LPG Partnership represents 100% of its operating activity for the calendar year.
(4)	Processed gas volumes include volumes offloaded and processed by third parties as well as volumes bypassed and delivered as residue gas.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of February 20, 2012)

Note: The natural gas, natural gas liquid and condensate price risk management positions shown below represent the contracts in place through December 31, 2014. APL’s price risk management position in its entirety will be disclosed in the Partnership’s Form 10-K.

SWAP CONTRACTS

NATURAL GAS LIQUIDS HEDGES

Production Period	Purchased /Sold	Commodity	Gallons	Avg. Fixed Price
1Q 2012	Sold	Ethane	2,898,000	0.74
1Q 2012	Sold	Propane	4,410,000	1.37
1Q 2012	Sold	Isobutane	504,000	1.97
1Q 2012	Sold	Normal Butane	1,386,000	1.93
1Q 2012	Sold	Natural Gasoline	1,008,000	2.42
2Q 2012	Sold	Propane	4,788,000	1.24
2Q 2012	Sold	Isobutane	630,000	1.60
2Q 2012	Sold	Normal Butane	1,260,000	1.72
2Q 2012	Sold	Natural Gasoline	1,008,000	2.40
3Q 2012	Sold	Propane	5,040,000	1.25
3Q 2012	Sold	Isobutane	756,000	1.57
3Q 2012	Sold	Normal Butane	1,260,000	1.71
3Q 2012	Sold	Natural Gasoline	1,008,000	2.39
4Q 2012	Sold	Propane	5,040,000	1.35
4Q 2012	Sold	Isobutane	756,000	1.58
4Q 2012	Sold	Normal Butane	1,386,000	1.71
4Q 2012	Sold	Natural Gasoline	1,134,000	2.39
1Q 2013	Sold	Propane	6,552,000	1.30
1Q 2013	Sold	Isobutane	504,000	1.86
1Q 2013	Sold	Normal Butane	1,134,000	1.66
2Q 2013	Sold	Propane	7,056,000	1.26
2Q 2013	Sold	Isobutane	630,000	1.77
2Q 2013	Sold	Normal Butane	1,260,000	1.66
3Q 2013	Sold	Propane	7,560,000	1.26
4Q 2013	Sold	Propane	12,222,000	1.28

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of February 20, 2012)

CONDENSATE HEDGES

Production Period	Purchased /Sold	Commodity	Barrels	Avg. Fixed Price
1Q 2012	Sold	Crude	81,000	95.02
2Q 2012	Sold	Crude	78,000	95.33
3Q 2012	Sold	Crude	69,000	96.65
4Q 2012	Sold	Crude	75,000	95.58
1Q 2013	Sold	Crude	93,000	97.49
2Q 2013	Sold	Crude	99,000	97.33
3Q 2013	Sold	Crude	78,000	97.08
4Q 2013	Sold	Crude	75,000	96.66
1Q 2014	Sold	Crude	30,000	99.00
2Q 2014	Sold	Crude	30,000	97.85

OPTION CONTRACTS

NGL OPTION CONTRACTS

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
1Q 2012	Purchased	Put	Ethane	1,890,000	0.70
1Q 2012	Purchased	Put	Propane	6,300,000	1.47
1Q 2012	Purchased	Put	Isobutane	756,000	1.75
1Q 2012	Purchased	Put	Natural Gasoline	2,898,000	2.36
2Q 2012	Purchased	Put	Ethane	1,260,000	0.75
2Q 2012	Purchased	Put	Propane	6,426,000	1.36
2Q 2012	Purchased	Put	Isobutane	756,000	1.60
2Q 2012	Purchased	Put	Normal Butane	1,134,000	1.56
2Q 2012	Purchased	Put	Natural Gasoline	2,898,000	2.05
3Q 2012	Purchased	Put	Propane	7,560,000	1.36
3Q 2012	Purchased	Put	Isobutane	1,008,000	1.57
3Q 2012	Purchased	Put	Normal Butane	1,890,000	1.54
3Q 2012	Purchased	Put	Natural Gasoline	3,780,000	2.00
4Q 2012	Purchased	Put	Propane	8,190,000	1.36
4Q 2012	Purchased	Put	Isobutane	1,134,000	1.58
4Q 2012	Purchased	Put	Normal Butane	2,142,000	1.56
4Q 2012	Purchased	Put	Natural Gasoline	4,032,000	2.00
1Q 2013	Purchased	Put	Isobutane	504,000	1.79
1Q 2013	Purchased	Put	Normal Butane	1,512,000	1.74
1Q 2013	Purchased	Put	Natural Gasoline	5,292,000	2.15
2Q 2013	Purchased	Put	Isobutane	630,000	1.72
2Q 2013	Purchased	Put	Normal Butane	1,638,000	1.66
2Q 2013	Purchased	Put	Natural Gasoline	5,796,000	2.10
3Q 2013	Purchased	Put	Isobutane	1,512,000	1.66
3Q 2013	Purchased	Put	Normal Butane	3,528,000	1.64
3Q 2013	Purchased	Put	Natural Gasoline	6,300,000	2.09
4Q 2013	Purchased	Put	Isobutane	1,512,000	1.66
4Q 2013	Purchased	Put	Normal Butane	3,780,000	1.66
4Q 2013	Purchased	Put	Natural Gasoline	6,552,000	2.09

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of February 20, 2012)

OPTION CONTRACTS

CRUDE OPTION CONTRACTS

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
1Q 2012	Purchased	Put	Crude Oil	63,000	106.00
1Q 2012	Sold	Call	Crude Oil	124,500	94.69
1Q 2012	Purchased	Call	Crude Oil	45,000	125.20
2Q 2012	Purchased	Put	Crude Oil	39,000	107.58
2Q 2012	Sold	Call	Crude Oil	124,500	94.69
2Q 2012	Purchased	Call	Crude Oil	45,000	125.20
3Q 2012	Purchased	Put	Crude Oil	39,000	106.56
3Q 2012	Sold	Call	Crude Oil	124,500	94.69
3Q 2012	Purchased	Call	Crude Oil	45,000	125.20
4Q 2012	Purchased	Put	Crude Oil	39,000	105.80
4Q 2012	Sold	Call	Crude Oil	124,500	94.69
4Q 2012	Purchased	Call	Crude Oil	45,000	125.20
1Q 2013	Purchased	Put	Crude Oil	66,000	100.10
2Q 2013	Purchased	Put	Crude Oil	69,000	100.10
3Q 2013	Purchased	Put	Crude Oil	72,000	100.10
4Q 2013	Purchased	Put	Crude Oil	75,000	100.10